Exhibit 5.1

July 10, 2024

Golden Arrow Merger Corp.

10 E. 53rd Street, 13th Floor

New York, NY 10022

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Golden Arrow Merger Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of up to 25,895,674 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company, issuable pursuant to the Business Combination Agreement, dated as of October 4, 2023, as amended on June 10, 2024 (as amended, the “Business Combination Agreement”), by and among the Company, Beam Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Bolt Threads, Inc., a Delaware corporation (“Bolt Threads”).

In connection with the furnishing of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)	the Registration Statement;

(ii)	the Business Combination Agreement;

(iii)	the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on March 16, 2021, as amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 15, 2023, and a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on December 12, 2023;

(iv)	the Company’s Bylaws;

(v)	resolutions of the board of directors of the Company; and

(vi)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, the veracity of the Documents, and the legal capacity of all individuals executing any of the Documents. For the purposes of the opinion set forth below, we have also assumed that (i) in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance and (ii) before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived. As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware as currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP